Laboratory Corporation of America-Registered Trademark-Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  (336) 584-5171

For Immediate Release
Contact:  Pamela Sherry - (336) 436-4855
Shareholder Direct: (800) LAB-0401
Company Information: www.LabCorp.com


LABCORP-REGISTERED TRADEMARK- ANNOUNCES U.S. LAUNCH OF EXCLUSIVE
LIVER FIBROSIS ASSAY
HCV FIBROSURE-"TM"-

Noninvasive Blood Test Provides Alternative to Liver Biopsy for
Assessing Status of Hepatitis C Patients

Burlington, NC, March 17, 2004 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced the availability of HCV FIBROSURE-"TM", a noninvasive blood test for assessing liver status in hepatitis C virus (HCV) patients. Developed by leading hepatologists at the Pitie-Salpetriere Hospital and BioPredictive in France, HCV FIBROSURE-"TM"- is only available in the United States through LabCorp.

HCV FIBROSURE-"TM"- provides an easily accessible alternative to liver biopsy, which physicians use to assess liver fibrosis and necroinflammatory activity in HCV patients. While liver biopsy has long been considered the gold standard to monitor the status of HCV and determine therapy options, it is an invasive procedure that carries a risk of serious complications. HCV
FIBROSURE -"TM"- uses a combination of six serum biochemical markers plus age and gender in a patented algorithm to determine the degree of liver fibrosis and the level of ongoing necroinflammatory activity. The test, which has been clinically available in Europe for the past two years, has been shown in several studies to enable quantitative, reproducible assessment of fibrogenic and necrotic activity in the liver of HCV patients.

"The launch of this important new test once again validates LabCorp's strategy of creating a world-class national laboratory with the best and broadest array of diagnostic testing services," said Myla P. Lai-Goldman, M.D., executive vice president, chief scientific officer and medical director at LabCorp. "Our focus on bringing forth innovative new technologies and tests, coupled with our scientific expertise and national scope, helps us broadly deliver vital new tools like BioPredictive's liver fibrosis assay to U.S. physicians managing HCV patients."

BioPredictive is currently researching clinical use of this test for other disease populations, including hepatitis B, HIV-HCV, and alcoholic and non-alcoholic steato hepatitis (NASH). "We anticipate that HCV FIBROSURE-"TM"- will prove to be just the first in a family of innovative, noninvasive diagnostic testing products aimed at hepatitis and non-hepatitis-related conditions," said Dr. Thierry Poynard, a world-renowned hepatologist, head of Hepato-Gastrotroenterology department in Pitie-Salpetriere Hospital in Paris, and researcher and founder of BioPredictive. "We look forward to continuing our relationship with LabCorp and building upon their expertise in the world of hepatitis testing for future products."

HCV FIBROSURE-"TM"- is recommended for use to assess liver status following a diagnosis of HCV, as a baseline determination of liver status before initiating HCV therapy, as post-treatment assessment of liver status six months after therapy completion, and for noninvasive assessment of liver status in patients at risk of complications from a liver biopsy. The blood sample for HCV FIBROSURE-"TM"- can be collected in minutes and results can be returned to the physician within days. The test uses six biochemical markers that are routine and considered standard of care in the United States.

About BioPredictive

Founded at Paris University in 2002, BioPredictive is focused on the study, design and development of medically important biological tests. At the center of the company's scientific efforts is the desire to improve disease management by replacing invasive strategies with noninvasive alternatives. BioPredictive has developed two noninvasive tests for chronic liver disease - FibroTest and ActiTest. FibroTest is a biochemical marker of liver fibrosis and ActiTest is a biochemical marker of inflammation and necrosis of the liver. BioPredictive licenses the FibroTest and ActiTest technology from Assistance Public-Hopitaux de Paris (AP-HP). The company performs more than 2,000 tests per month, and services 150 private and 12 public hospital laboratories in France, Switzerland, Portugal, Morocco and Mexico. To learn more about BioPredictive, visit the company Web site at: www.BioPredictive.com.

FibroTest and ActiTest are available in the U.S. exclusively through Laboratory Corporation of America-Registered Trademark- Holdings
(LabCorp) under the name HCV FIBROSURE-"TM"-.

About LabCorp

Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.